Registration No. 33-55861



                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549


                              AMENDMENT NO. 1 TO

                                   FORM S-3


                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                               SCANA CORPORATION
           (Exact Name of Registrant as Specified in Its Charter)

                                 South Carolina
       (State or Other Jurisdiction of Incorporation or Organization)

                                   57-0784499
                    (I.R.S. Employer Identification No.)

1426 Main Street      Columbia, South Carolina 29201     (803) 748-3000
Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Asbury H. Gibbes, Senior Vice President, General Counsel and Assistant
  Secretary,
             1426 Main St., Columbia, SC 29201 (803) 748-3101
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

                             With copies to:


  Robert G. Schuur, Esq.                              John W. Currie, Esq.
     Reid & Priest                                   McNair & Sanford, P.A.
  40 West 57th Street                          1301 Gervais Street - 17th Floor
 New York, New York 20019                       Columbia, South Carolina 29201
(212) 603-2000                                      (803) 799-9800



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



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


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

Prospectus


                         $250,000,000
                       SCANA Corporation
                   Medium-Term Notes, Series B
     Due From Nine Months to Thirty Years From Date of Issue


SCANA Corporation (the "Company") may from time to time offer its Medium-Term Notes, Series B (the "Notes"), in an aggregate principal amount of up to $250,000,000. The Notes will be offered at varying maturities from nine months to thirty years from their dates of issue and may be subject to redemption at the option of the Company or repayment at the option of the holder prior to maturity. Each Note will bear interest at a fixed rate (a "Fixed Rate Note"), or at a floating rate (a "Floating Rate Note") determined by reference to the Commercial Paper Rate, LIBOR, the Treasury Rate or any other Base Rate set forth in the applicable Pricing Supplement, as adjusted by the Spread or Spread Multiplier, if any, applicable to such Note. See "Description of Medium-Term Notes."

Each Note will be represented by either a global security (a "Book-Entry Note") registered in the name of the nominee of The Depository Trust Company or other depositary (a "Depositary"), or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants.

The Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Unless otherwise indicated in the applicable Pricing Supplement, interest on each Fixed Rate Note will accrue from the date of issue and will be payable semi-annually on each April 1 and October 1 and at maturity, and interest on each Floating Rate Note will accrue from its date of issue and will be payable monthly, quarterly, semi-annually or annually, as set forth in the applicable Pricing Supplement, and at maturity.

Any applicable interest rate or interest rate formula, the issue price, the maturity, any interest payment dates, any redemption provisions, any repayment provisions and any other terms for each Note, and whether such Note will be a Book-Entry Note or a Certificated Note, will be established at the time of issuance of such Note and set forth therein and in the applicable Pricing Supplement.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



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


                  Price to         Agents'              Proceeds to
                  Public(1)      Commission(2)        the Company(2)(3)

Per Note.......  100.000%      .125% - .750%          99.250% - 99.875%
Total..........  $250,000,000  $312,500 - $1,875,000  $248,125,000 - $249,687,500

(1) The Notes will be sold at 100% of their principal amount except as may be provided in the applicable Pricing Supplement. However, Notes will not be sold at a discount which constitutes "original issue discount" under the Internal Revenue Code of 1986, as amended.

(2) The Company will pay a commission to PaineWebber Incorporated or Salomon Brothers Inc, each as Agent (collectively, the "Agents"), in the form of a discount, ranging from .125% to .750%, depending upon the maturity of the Note, of the principal amount of any Note sold through such Agent. The Company may also sell Notes to any Agent at a discount for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent.

(3) Before deducting other expenses payable by the Company estimated to be $180,000, including reimbursement of certain of the Agents' expenses.

The Notes are being offered on a continuous basis by the Company through the Agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase the Notes. The Notes may also be sold by the Company to an Agent at a discount for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. The Company may also sell the Notes directly to investors in those jurisdictions where it is authorized to do so or to or through other agents. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that all of the Notes offered will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or an agent, if it should solicit the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."

    PaineWebber Incorporated

                                     Salomon Brothers Inc



       The date of this Prospectus is December   , 1994.




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


     IN CONNECTION WITH THE DISTRIBUTION OF THE NOTES BY AN AGENT, SUCH AGENT MAY OVER-ALLOT OR EFFECT TRANSACTIONS IN THE NOTES WITH A VIEW TO STABILIZING OR MAINTAINING THE MARKET PRICE OF THE NOTES AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                       AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements, and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10018 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's common stock, without par value (the "Common Stock"), is listed for trading on The New York Stock Exchange. Reports, proxy and information statements, and other information concerning the Company may also be inspected at the offices of such Exchange, 20 Broad Street, New York, New York 10005.

      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission by the Company pursuant to the Exchange Act (File No. 1-
8809), are incorporated herein by reference:

     (a) Annual Report of the Company on Form 10-K for the year ended December 31, 1993, as amended.

     (b) Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and
          September 30, 1994, as amended.

     (c)  Current Report of the Company on Form 8-K dated January
          13, 1994.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering or offerings made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents.
Written or telephonic requests for such copies should be directed to H. John Winn, III, Manager-Investor Relations and Shareholder Services, SCANA Corporation, Columbia, South Carolina 29218, telephone number (803) 748-3240.


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

                         THE COMPANY

     The Company is an energy-based holding company which, through its subsidiaries, engages principally in electric and natural gas utility operations and other energy-related businesses. The Company, a South Carolina corporation having general business powers, was incorporated on October 10, 1984 and is a public utility holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended, but is presently exempt from registration under such Act.

     The principal executive offices of the Company are located at 1426 Main Street, Columbia, South Carolina 29201, telephone (803)
748-3000, and its mailing address is Columbia, South Carolina
29218.

Regulated Businesses

     The Company's regulated subsidiaries, including South Carolina Electric & Gas Company ("SCE&G"), South Carolina Generating Company, Inc. ("GENCO") and South Carolina Pipeline Corporation ("Pipeline Corporation"), are engaged in the generation, transmission, distribution and sale of electricity, the purchase, transmission, distribution and sale at wholesale and retail of natural gas and the provision of urban bus service, in various areas of South Carolina. These subsidiaries own most of the Company's consolidated assets and, in 1993, contributed most of its consolidated net income.

Nonregulated Businesses

     The Company's other subsidiaries are engaged in the businesses of (i) exploration, development, acquisition and operation of oil and gas producing properties, (ii) marketing natural gas and light hydrocarbons, (iii) producing, storing, distributing and selling propane, (iv) fiber optic, video and radio communications, and (v) power plant management and maintenance services.




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


                   SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
                        (Millions of Dollars Except Per Share Amounts)
                                        (Unaudited)



                                     Nine Months Ended             Twelve Months Ended
                                       September 30,                   December 31,
                                      1994       1993         1993        1992(1)     1991

Income Statement Data

  Operating Revenues:
    Electric ..................   $  754.4     $  725.5      $  940.1    $  829.5    $  867.2
    Gas........................      247.3        233.4         320.2       305.3       276.7
    Transit....................        3.0          2.8           3.9         3.6         3.9
      Total Operating Revenues.    1,004.7        961.7       1,264.2     1,138.4     1,147.8

  Operating Expenses...........      798.5        768.0       1,018.9       928.6       925.4

  Operating Income.............   $  206.2     $  193.7      $  245.3    $  209.8    $  222.4

  Net Income...................   $  129.0     $  136.4      $  168.0    $  117.6    $  135.9

  Earnings Per Weighted Average
    Common Share...............   $   2.73     $   3.05      $   3.72    $   2.84    $   3.37

  Dividends Declared Per
    Common Share...............   $  2.115     $   2.06      $   2.74    $   2.68    $   2.62

  Weighted Average Common
    Shares Outstanding (000's).     47,199       44,757        45,203      41,475      40,361

  Electric Territorial Sales
   (Megawatt Hours)............ 12,995,218   12,902,438    16,880,271  15,794,002  15,694,542




(1)  Includes a reduction of $14.6 million in Electric Operating Revenues and $11.1 million in Net Income resulting from a January 1993 electric rate refund order of the Public
     Service Commission of South Carolina relating to a 1989 electric rate case.




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




              RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of consolidated earnings to fixed charges for the Company for the five years ended December 31, 1993 and for the nine months ended September 30, 1994. For purposes of calculating the ratio, earnings consist of the sum of (i) net income, (ii) the provision for income taxes, and (iii) fixed charges exclusive of interest capitalized. Fixed charges consist of (i) interest expense, whether expensed or capitalized,
(ii) amortization of deferred loan costs, whether expensed or capitalized, and (iii) one-third of net rental expense, which is deemed to be representative of an interest factor.

    Nine Months                 Year Ended December 31,
Ended September 30,
       1994           1993      1992     1991      1990      1989

       3.30           3.41      2.79     3.24      4.07      2.93


                           USE OF PROCEEDS

     The proceeds from the sale of the Notes may be used to finance the acquisition from time to time by a subsidiary of the Company of natural gas and oil properties, to fund additional business activities in nonutility subsidiaries, to reduce short-term debt incurred in connection therewith or for general corporate purposes.

                 DESCRIPTION OF THE MEDIUM-TERM NOTES

     The Notes will be issued as a series of debt securities ("Debt Securities") under an Indenture dated as of November 1, 1989 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain terms of the Notes, the Debt Securities and the Indenture is subject in all respects to the provisions of, and is qualified in its entirety by, all of the provisions of the Indenture, including the definitions of certain terms used herein. Whenever any particular section of the Indenture or any term defined therein is referred to, such section or definition is incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

General

     The Notes and all other Debt Securities of any series issued under the Indenture will be unsecured and will in all respects be equally and ratably entitled to the benefits of the Indenture with respect to such series, without preference, priority, or distinction, and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. (Section 301)

     While the Indenture does not limit the amount of Debt
Securities that can be issued thereunder, the Notes will be limited to an aggregate principal amount of $250,000,000. (Section 301)

     The Notes will be offered on a continuous basis and will mature at par on any Business Day (as defined below) from nine months to thirty years from the date of issue, as selected by the purchaser and agreed to by the Company, and may be subject to redemption or repayment prior to maturity at the price or prices and on the date or dates as specified in the applicable Pricing Supplement. Each Note will bear interest at either (i) a fixed rate (a "Fixed Rate Note") or (ii) a floating rate determined by reference to the interest rate basis or a combination of interest rate bases (the "Base Rate") specified in the applicable Pricing Supplement (a "Floating Rate Note") that may be adjusted by a Spread or Spread Multiplier (each as defined below). "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York and, with respect to LIBOR Notes (hereinafter defined), is a London Banking Day. "London Banking Day" means any day on which dealings in deposits in U. S. Dollars are transacted in the London interbank market.


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


     Each Note will be issued initially as either a Book-Entry Note or a Certificated Note in fully registered form without coupons. Except as set forth under "Book-Entry System," Book-Entry Notes will not be issuable in certificated form. The authorized denominations of the Notes will be $1,000 and integral multiples of $1,000 in excess thereof. (Section 301 and 302)

     "Holder," with respect to a Note, means the person in whose name such Note is registered in the Security Register. The Holder of each Book-Entry Note will be the nominee of the Depositary. As such, that nominee, and not the owners of beneficial interests in such Book-Entry Note, will be entitled to payments and the other rights of Holders hereinafter described with respect to such Book-Entry Note. See "Book-Entry System."

     The Pricing Supplement relating to each Note will describe the following terms: (1) whether such Note is a Fixed Rate Note or a Floating Rate Note; (2) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (3) the date on which such Note will be issued (the "Original Issue Date"); (4) the date on which such Note will mature (the "Maturity Date"); (5) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest; (6) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Period, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; (7) whether such Note may be redeemed at the option of the Company, or repaid at the option of the Holder, prior to the Maturity Date and, if so, the provisions relating to such redemption or repayment; (8) whether such Note will be issued initially as a Book-Entry Note or a Certificated Note; and (9) any other terms of such Note not inconsistent with the provisions of the Indenture.

Payment of Principal and Interest

     Until the Notes are paid or payment thereof is provided for, the Company will, at all times, maintain a paying agent (the "Paying Agent") in The City of New York capable of performing the duties described herein to be performed by the Paying Agent. The Company has initially appointed The Bank of New York, 101 Barclay Street, 21W, New York, New York 10286, as Paying Agent. The Company will notify the Holders of the Notes in accordance with the Indenture of any change in the Paying Agent or its address. (Section 1002)

     Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Notes (other than interest payable at maturity or upon earlier redemption or repayment) will be made by mailing a check to the Holder at the address of such Holder appearing on the Security Register on the applicable Record Date. The Indenture provides that, in the event of a default in the payment of interest, the Company may fix a Special Record Date, in which case interest on the Notes shall be paid to the Holder at the close of business on such Special Record Date, or paid in any other lawful manner. Unless otherwise specified in the applicable Pricing Supplement, principal and any premium and interest payable at maturity or upon earlier redemption or repayment in respect of a Note will be paid in immediately available funds upon surrender of such Note at the office of the Paying Agent. (Section 307)

     All moneys paid by the Company to a Paying Agent for the payment of principal of (and premium, if any) and interest, if any, on any Note which remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, upon request of the Company, be repaid to the Company and the holder of such Note will thereafter look only to the Company for payment thereof. (Section 1003)

     Any payment required to be made in respect of a Note on a date that is not a Business Day need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment; provided, however, that with respect to an Interest Payment Date on any LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. (Section 114)



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



     The "Record Date" with respect to any Interest Payment Date shall be the date 15 calendar days (unless otherwise specified in the applicable Pricing Supplement) immediately preceding such Interest Payment Date whether or not such date shall be a Business Day. Interest payable and punctually paid or duly provided for on any Interest Payment Date will be paid to the person in whose name a Note is registered at the close of business on the Record Date next preceding such Interest Payment Date; provided, however, that the first payment of interest on any Note with an Original Issue Date between a Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Record Date to the registered owner on such next succeeding Record Date; and provided, further, that interest payable at maturity or upon earlier redemption or repayment will be payable to the person to whom principal shall be payable.

     All percentages resulting from any calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five millionths of a percentage point being rounded upwards.

Fixed Rate Notes

     Each Fixed Rate Note will bear interest from its Original Issue Date at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise set forth in an applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semi-annually each April 1 and October 1 (each an "Interest Payment Date") and at maturity or upon earlier redemption or repayment. Each payment of interest in respect of an Interest Payment Date shall include interest accrued to but excluding such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Notes

     Each Floating Rate Note will bear interest at rates determined by reference to the Base Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any (each as specified in the applicable Pricing Supplement) until the principal thereof is paid or made available for payment. The "Spread" is the number of basis points (one basis point equals one-hundredth of a percentage point) specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Base Rate is calculated. The applicable Pricing Supplement will designate one of the following Base Rates as applicable to each Floating Rate Note: (a) the Commercial Paper Rate ( a "Commercial Paper Rate Note"); (b) LIBOR (a "LIBOR Note");
(c) the Treasury Rate (a "Treasury Rate Note"); or (d) such other Base Rate as is set forth in the applicable Pricing Supplement.

     Any Floating Rate Note may also have either or both of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (the "Maximum Interest Rate"); and (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (the "Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. The Notes will be governed by the law of the State of New York and, under such law, the maximum rate of interest, with certain exceptions, is 25% per annum on a simple interest basis.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (the "Interest Reset Period"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week; in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement.



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

If any Interest Reset Date for any Floating Rate Note is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. If an applicable auction of Treasury bills (hereinafter defined) falls on a day that would otherwise be an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date shall be the following day that is a Business Day.

     Interest on each Floating Rate Note will be payable monthly, quarterly, semi-annually or annually (the "Interest Payment Period"). Except as provided below or in the applicable Pricing Supplement, the date or dates on which interest will be payable (each an "Interest Payment Date") will be, in the case of Floating Rate Notes with a monthly Interest Payment Period, the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, on the third Wednesday of March, June, September and December; in the case of Floating Rate Notes with a semi-annual Interest Payment Period, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Payment Period, on the third Wednesday of the month specified in the applicable Pricing Supplement.

     Interest payments on each Interest Payment Date for Floating Rate Notes (except in the case of Floating Rate Notes which reset daily or weekly) will include accrued interest from and including the Original Issue Date or from but excluding the last date in respect of which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date. In the case of Floating Rate Notes that reset daily or weekly, interest payments will include accrued interest from and including the Original Issue Date or from but excluding the last date in respect of which interest has been paid, as the case may be, to, and including the Record Date immediately preceding the applicable Interest Payment Date, and at maturity the interest payable will include interest accrued from and including the Original Issue Date or from but excluding the last date in respect of which interest has been paid as the case may be, to, but excluding, the Maturity Date. Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. The interest rate in effect on each day will be (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or (b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any Maximum or Minimum Interest Rate limitation referred to above and to any adjustment by a Spread or a Spread Multiplier referred to above; provided, however, that the interest rate in effect for the period from the Original Issue Date to the first Interest Reset Date set forth in the Pricing Supplement with respect to a Floating Rate Note will be the "Initial Interest Rate" specified in the applicable Pricing Supplement.

     The "Interest Determination Date" pertaining to an Interest Reset Date for a Commercial Paper Rate Note will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the Index Maturity specified on the face of the Treasury Rate Note are auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.

     The "Calculation Date," where applicable, pertaining to any Interest Determination Date is the tenth calendar day after such Interest Determination Date or, if any such day is not a Business
Day, the next succeeding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, The Bank of New York shall be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

Commercial Paper Rate Notes

     Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in the Commercial Paper Rate Note and the applicable Pricing Supplement.

     "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "Commercial Paper." In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Commercial Paper." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, then the Commercial Paper Rate will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates, as of approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date, of three leading dealers of commercial paper in the City of New York (which may include one or more of the Agents) selected by the Calculation Agent (after consultation with the Company) for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting rates as set forth in this sentence, the Commercial Paper Rate in effect for the applicable period will be the Commercial Paper Rate determined as of the immediately preceding Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage rounded, if necessary, to the nearest hundred-thousandth of a percent) calculated in accordance with the following formula:

                                           D X 360
     Money Market Yield =                                    X 100
                                         360 - (D X M)

where "D" refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

LIBOR Notes

     Each LIBOR Note will bear interest at the interest rate
(calculated with reference to LIBOR and the Spread or Spread
Multiplier, if any) specified in the LIBOR Note and in the applicable Pricing Supplement.

     "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

     (a) With respect to an Interest Determination Date relating to a LIBOR Note (a "LIBOR Interest Determination Date"), LIBOR will be, as specified in the applicable Pricing Supplement, either (i) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates for deposits in the Designated LIBOR Currency (as defined below) having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, that appear on the Designated LIBOR Page (as defined below) as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page, or (ii) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Designated LIBOR Currency having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two offered rates appear, or if no rate appears, as applicable, LIBOR in respect of such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (b) below.



     (b) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Designated LIBOR Page, as specified in (a)(i) above, or on which no rate appears on the Designated LIBOR Page, as specified in (a)(ii) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in the Designated LIBOR Currency having the Index Maturity specified in the applicable Pricing Supplement are offered at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date by four major banks ("Reference Banks") in the London interbank market selected by the Calculation Agent (after consultation with the Company) to prime banks in the London interbank market commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Designated LIBOR Currency in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect or such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted as of 11:00 A.M., in the applicable Principal Financial Center (as defined below) on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center (which may include one or more of the Agents or their respective affiliates) selected by the Calculation Agent (after consultation with the Company) for loans in the Designated LIBOR Currency to leading banks having the Index Maturity specified in the applicable Pricing Supplement commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Designated LIBOR Currency in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as set forth in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be LIBOR determined on the immediately preceding LIBOR Interest Determination Date.

     "Designated LIBOR Currency" means, with respect to any LIBOR Note, the currency (including composite currency units), if any, designated in the applicable Pricing Supplement as the currency for which LIBOR will be calculated. If no such currency is designated in the Note and the applicable Pricing Supplement, the Designated LIBOR Currency shall be U.S. dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service on the page designated in the applicable Pricing Supplement (or such other page as may replace such designated page on that service for the purpose of displaying London interbank offered rates of major banks for the related Designated LIBOR Currency) for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or such other page as may replace such designated page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for the related Designated LIBOR Currency) for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Designated LIBOR Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Designated LIBOR Currency, page
3750) had been specified.

     "Principal Financial Center" means, as with respect to any LIBOR Note, the capital city of the country that issues as its legal tender the Designated LIBOR Currency of such Note, except that with respect to U.S. dollars and European Currency Units (as defined and revised from time to time by the Council of the European Communities), the Principal Financial Center shall be The City of New York and Brussels, respectively.

Treasury Rate Notes

     Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified in the Treasury Rate Note and in the applicable Pricing Supplement.

     "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note (a "Treasury Rate Interest Determination Date"), the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills - auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of Treasury. In the event that the results of the auction of Treasury Bills having the specified Index Maturity are not reported as provided by 3:00 P.M., New York time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include one or more of the Agents) selected by the Calculation Agent (after consultation with the Company), for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth in this sentence, the Treasury Rate in effect for the applicable period will be the Treasury Rate determined on the immediately preceding Treasury Rate Interest Determination Date.

Optional Redemption, Repayment and Repurchase

     The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to Stated Maturity (as defined in the Indenture) or that such Note will be redeemable at the option of the Company, in whole or in part, on any date on or after the date designated as the Initial Redemption Date in such Pricing Supplement, at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. The Company may exercise such option by notifying the Trustee at least 45 days prior to the date of redemption. At least 30 but not more than 60 days prior to the date of redemption the Trustee shall mail notice of such redemption by first class mail, postage prepaid, to the Holder of such Note. In the event of redemption of a Note in part only, a new Note or Notes for the unredeemed portion thereof shall be issued to the Holder thereof upon the cancellation thereof. The Notes will not be subject to any sinking fund.

     The Pricing Supplement relating to each Note will also indicate whether the Holder of such Note will have the option to elect repayment of such Note by the Company prior to its Stated Maturity, and, if so, such Pricing Supplement will specify the date or dates on which such Note may be repaid (each an "Optional Repayment Date") and the price (the "Optional Repayment Price") at which, together with accrued interest to such Optional Repayment Date, such Note may be repaid on each such Optional Repayment Date.

     In order for a Note to be repaid, the Paying Agent for such Note must receive, at least 30 but not more than 45 days prior to an Optional Repayment Date (i) such Note with the form entitled "Option to Elect Repayment" on the reverse thereof duly completed, or (ii) a facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of such Note, the principal amount of such Note to be repaid, the certificate number or a description of the tenor and terms of such Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such facsimile transmission or letter and such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Any tender of a Note by the Holder for repayment (except as specified in the applicable Pricing Supplement) shall be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of such Note provided that the principal amount of such Note remaining outstanding after repayment is an authorized denomination.

     The Depositary's nominee will be the Holder of any Book-Entry Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

     The Company may at any time purchase Notes or ownership interests in Book-Entry Notes at any price in the open market or otherwise. Notes or interests so purchased by the Company may, at the discretion of the Company, be held or resold or retired.

Registration and Transfer

     Notes will be exchangeable for other Notes containing identical terms and provisions, in any authorized denominations, and of like aggregate principal amount. (Section 305)

     The Company is required to keep or cause to be kept, at an office or agency designated by it, a register (the "Security Register") in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of the Notes and of transfers thereof. Notes may be presented for exchange as provided above, and for registration of transfer, at the office of the Security Registrar or at any office or agency designated by the Company for such purpose with respect to the Notes. Every Note presented or surrendered for registration of transfer, or for exchange or redemption, shall (if so required by the Company or the Security Registrar) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and Security Registrar duly executed, by the Holder thereof or his attorney duly authorized in writing. No service charge shall be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of any Note. The Company has initially appointed the Trustee as Security Registrar under the Indenture. (Section 305) The Company may from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for such purposes and may from time to time rescind such designations; provided that it continues to maintain such an office or agency in each Place of Payment as required by the Indenture. (Section 1002)

     The Company shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of Notes selected for redemption and ending at the close of business on the day of mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except, in the case of any Note to be redeemed in part, the portion thereof not to be redeemed. (Section 305)

Book-Entry System

     Upon issuance, all Book-Entry Notes having the same Original Issue Date and otherwise having identical terms will be represented by one or more global securities. Each global security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable for Certificated Notes and, except under the circumstances described below, will not otherwise be issuable in definitive form. The specific terms of any depositary relationship with respect to the Notes, if other than as described below, will be described in the applicable Pricing Supplement.

     The Depository Trust Company ("DTC"), New York, NY, will act as the initial Depositary for the Notes.

     DTC has advised the Company and the Agents that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct or Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

     To facilitate subsequent transfers, all Notes deposited by Participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Notes with the same issue date and otherwise having identical terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such Notes to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.
     DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company or the Paying Agent. Under such circumstances, in the event that a successor Depositary is not obtained, Note certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor Depositary). In that event, Note certificates are required to be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor either of the Agents takes any responsibility for the accuracy thereof.

     Neither the Company nor the Trustee will have any responsibility or obligation to the Depositary, any Participant in the book-entry system or any Beneficial Owner with respect to (i) the accuracy of any records maintained by the Depository or any Participant; (ii) the payment by the Depository or any Participant of any amount due to any Beneficial Owner in respect of the principal amount or purchase price or redemption price of, or interest on, any Note; (iii) the delivery of any notice by the Depository or any Participant; (iv) the selection of the Beneficial Owners to receive payment in the event of any partial redemption of the Notes; or (v) any other action taken by the Depository or any Participant.

Maintenance of Corporate Existence

     The Indenture provides that, except in the case of certain sales, leases or conveyances of assets, consolidations and mergers described hereinafter under the caption "Consolidation, Merger, Sale or Conveyance," the Company will maintain its corporate existence and that of SCE&G and GENCO and the rights and franchises of the Company and SCE&G and GENCO; provided, however, that the Company will not be required to preserve (a) the corporate existence of any Subsidiary other than SCE&G and GENCO or (b) any such right or franchise if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries considered as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders of the Outstanding Securities of any series. (Sections 801 and 1006)

Restrictions on Liens

     The Indenture provides that neither the Company nor any Subsidiary will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, lien, pledge or other encumbrance ("Mortgages") upon any property of the Company or any of its Subsidiaries without effectively providing that the Debt Securities of each series (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the Debt Securities) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured, except that this restriction will not apply to: (a) Mortgages to secure Debt issued under (i) the Indenture, dated April 1, 1993, between SCE&G and NationsBank of Georgia, National Association, (ii) the Indenture, dated January 1, 1945, between SCE&G and Chemical Bank, (iii) the Mortgage and Security Agreement, dated August 21, 1992, between GENCO and The Prudential Insurance Company of America and (iv) the Indenture of Mortgage, dated December 1, 1977, between Pipeline Corporation and Citibank, N.A., each as amended and supplemented to date and as it may be hereafter amended and supplemented from time to time ("Existing Mortgages") or any extension, renewal, or replacement of any of them; (b) Mortgages affecting property of a corporation existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with the Company or a Subsidiary; (c) Mortgages on property existing at the time of acquisition thereof or incurred to secure payment of the purchase price thereof or to secure Debt incurred prior to, at the time of, or within 12 months after the acquisition for the purpose of financing all or part of the purchase price thereof; (d) Mortgages on any property to secure all or part of the cost of improvements or construction thereon or Debt incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;
(e) Mortgages which secure only indebtedness owing by a Subsidiary to the Company or to a Subsidiary; (f) certain Mortgages to government entities, including mortgages to secure debt incurred in pollution control or industrial revenue bond financings; (g) Mortgages required by any contract or statute in order to permit the Company or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either; (h) Mortgages to secure loans to the Company or any Subsidiary maturing within 12 months from the creation thereof and made in the ordinary course of business; (i) Mortgages on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Debt incurred to provide funds for any such purpose; (j) Mortgages existing on the date of the Indenture; (k) "Excepted Encumbrances" and "Permitted Encumbrances" as such terms are defined in any of the Existing Mortgages; (l) certain Mortgages typically incurred in the ordinary course of business; and (m) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (b) through
(l). Notwithstanding the foregoing, the Company and any one or more Subsidiaries may, without securing the Debt Securities, issue, assume or guarantee Debt secured by Mortgages in an aggregate principal amount which (not including Debt permitted to be secured under clauses (a) to (m) inclusive above) does not at any one time exceed 10% of Consolidated Net Tangible Assets of the Company and its consolidated Subsidiaries. (Section 1009)

     "Consolidated Net Tangible Assets" is defined as the total amount of assets appearing on the consolidated balance sheet of the Company and its Subsidiaries less, without duplication, the following: (a) reserves for depreciation and other asset valuation reserves but excluding reserves for deferred federal income taxes;
(b) intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense; and (c) appropriate adjustments on account of minority interests of other Persons holding voting stock in any Subsidiary of the Company. (Section 101)

Events of Default

     Unless otherwise set forth in an applicable Pricing Supplement, the following constitute events of default under the Indenture with respect to Debt Securities of any series: (1) default in the payment of principal of (and premium, if any, on) any Debt Security of that series when due; (2) default in the payment of interest or any other amount on any Debt Security of that series when due and the continuation thereof for a period of 30 days; (3) default in the deposit of any sinking fund payment when due and the continuation thereof for a period of three business days; (4) default in the performance or breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of one or more series of debt securities other than the Debt Securities of that series), and the continuation thereof for 60 days after written notice to the Company as provided in the Indenture; (5) default in the payment of principal of or interest on, or acceleration of, securities of any other series issued under the Indenture or under any other bond, debenture, note or other evidence of indebtedness of the Company, SCE&G or GENCO for borrowed money, in an aggregate amount exceeding $10,000,000, and the continuation thereof for ten days after written notice to the Company as provided in the Indenture; and (6) certain events of bankruptcy, insolvency or reorganization. (Section 501)

     If an event of default occurs and is continuing with respect to Debt Securities of any series, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all Debt Securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration and its consequences. (Section 502)

     The Indenture provides that the Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity acceptable to the Trustee. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. The right of a Holder of any Debt Security or coupon to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal (and premium, if any) and interest when due (subject, in the case of interest, to certain limited exceptions) and to institute suit for the enforcement of any such payment. The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, is required to give the Holders of the Debt Securities of such series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of (or premium, if any) or interest or other amount payable on any Debt Security, the Trustee may withhold such notice if it determines that it is in the interest of such Holders to do so. (Sections 508, 512, 602 and 603)

Consolidation, Merger, Sale or Conveyance

     The Indenture provides that the Company may, without the consent of the Holders of the Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge into another corporation, provided (1) the Company is the continuing corporation, or, if the Company is not the continuing corporation, the successor corporation assumes by a supplemental indenture the Company's obligations under the Indenture and (2) immediately after giving effect to such transaction there shall be no default in the performance of any such obligations. (Section
801)

Modification, Waiver and Meetings

     Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the Holders of a majority in principal amount of each series of Outstanding Debt Securities affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (1) change the Stated Maturity or Redemption Date of the principal of, or any instalment of interest on, any Debt Security or reduce the principal amount thereof or the rate of interest thereon or any other amount payable in respect thereof or any premium payable on the redemption thereof; (2) reduce the principal amount of any Debt Security which is an Original Issue Discount Security that would be due upon a declaration of acceleration of the Maturity thereof; (3) change the place or currency of any payment of principal of or any premium or interest on any Debt Security; (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the Stated Maturity or redemption date thereof;
(5) reduce the percentage in principal amount of Outstanding Debt Securities of any series for which the consent of the Holders is required to modify or amend the Indenture or to waive compliance with certain provisions of the Indenture, or reduce certain quorum or voting requirements of the Indenture; or (6) modify the foregoing requirements or reduce the percentage of Outstanding Debt Securities necessary to waive any past default. Modification and amendment of the Indenture may be effected by the Company and the Trustee without the consent of the Holders (a) to add to the covenants of the Company for the benefit of the Holders or to surrender a right or power conferred on the Company in the Indenture, (b) to secure the Debt Securities, (c) to establish the form or terms of any series of Debt Securities, or (d) to make certain other modifications, generally of a ministerial or immaterial nature. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of Outstanding Debt Securities of a series may waive past defaults with respect to such series under the Indenture and may waive compliance by the Company with certain provisions of the Indenture with respect to such series. (Sections 513, 901, 902 and 1010)

     A meeting of the Holders of Debt Securities of a series may be called at any time by the Trustee and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1402) Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series. (Section 1404)

Notices

     Notices to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Securities
Register.  (Section 106)

Evidence of Compliance

     The Company is required under the Trust Indenture Act to furnish the Trustee not less often than annually a certificate as to the Company's compliance with the conditions and covenants under the Indenture.

Defeasance

     With respect to Debt Securities of any series, the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, maintain paying agencies, and hold moneys for payment in trust) if the Company deposits with the Trustee, in trust, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, premium, if any, and interest on, the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. (Section 401)

                      PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis by the Company through the Agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase Notes. Initial purchasers may propose certain terms of the Notes, but the Company will have the sole right to accept offers to purchase Notes and may reject proposed purchases in whole or in part. Each Agent shall have the right, in its discretion reasonably exercised and without notice to the Company, to reject any proposed purchase of Notes in whole or in part. The Company will pay a commission to each Agent, in the form of a discount, ranging from .125% to .750%, depending upon the Stated Maturity of the Note, of the principal amount of any Note sold through such Agent. The Company may arrange for Notes to be sold through each Agent acting as underwriter or may sell Notes directly to investors on its own behalf. In the case of sales made directly by the Company, no commission will be paid.
The Company also may sell Notes to each Agent as principal for its own account at a price to be agreed upon at the time of sale. Such Notes may be resold to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale or, if so agreed, at a fixed initial public offering price, to be determined by such Agent. The Company has agreed to reimburse the Agents for certain expenses.

     No Note will have an established trading market when issued. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange. Each Agent may make a market in the Notes, but such Agent is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes, or that all of the Notes offered will be sold.

     Each Agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"). The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that such Agent may be required to make in respect thereof.

                            LEGAL OPINIONS

     Certain legal matters in connection with the sale of the Notes are being passed upon for the Company by McNair & Sanford, P.A., Columbia, South Carolina and by Asbury H. Gibbes, Esq. of Columbia, South Carolina, who is Senior Vice President and General Counsel, Assistant Secretary and a full-time employee of the Company. The legality of the Notes will be passed upon for any underwriters, dealers or agents by Reid & Priest, New York, New York. Reid & Priest will rely on the opinion of Asbury H. Gibbes, Esq. with respect to matters of South Carolina law.

     At October 31, 1994 Asbury H. Gibbes, Esq. owned beneficially 4,230 shares of the Company's Common Stock, including shares acquired by the trustee under its Stock Purchase-Savings Plan by use of contributions made by Mr. Gibbes and earnings thereon, and including shares purchased by the trustee by use of Company contributions and earnings thereon. From time to time, Reid & Priest has represented the Company and its Subsidiaries with respect to matters unrelated to the offering of the Notes.

                              EXPERTS

     The consolidated financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, and have been incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     No person has been authorized to give                  $250,000,000
any information or to make any representations
in connection with this offering other
than those contained in this Prospectus
and the accompanying Prospectus Supplement
and if given or made, such other information              SCANA CORPORATION
and representations must not be relied upon
as having been authorized by the Company
or the Agents.  Neither the delivery of
this Prospectus and the accompanying
Prospectus Supplement nor any sale made
hereunder and thereunder shall, under
any circumstances, create any implication
that there has been no change in the affairs
of the Company since the date hereof or thereof
or that the information contained herein and
therein is correct as of any time subsequent
to its date.  This Prospectus and the
accompanying Prospectus Supplement do not
constitute an offer to sell or a solicitation
of an offer to buy any securities other than
the registered securities to which they relate.
This Prospectus and the accompanying Prospectus          Medium-Term Notes,
Supplement does not constitute an offer to sell               Series B
or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.











        TABLE OF CONTENTS

                                     Page                          SCANA

           Prospectus

Available Information...............  5                          Prospectus
Incorporation of Certain
  Documents by Reference............  5
The Company.........................  6
Summary Consolidated Financial
  and Operating Information.........  7
Ratio of Earnings to Fixed Charges..  8
Use of Proceeds.....................  8              PaineWebber Incorporated
Description of the
  Medium-Term Notes.................  8
Plan of Distribution................ 21
Legal Opinions...................... 21                 Salomon Brothers Inc
Experts............................. 22






                                                             December   , 1994

                          PART II
                 INFORMATION NOT REQUIRED
                       IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    Securities and Exchange Commission filing fee....... $ 50,000
    Printing Registration Statement, Prospectus
      Exhibits and Miscellaneous........................   20,000#
    Legal fees..........................................   50,000#
    Accounting services.................................   20,000#
    State Registration fees.............................   15,000#
    Trustee's fees......................................   10,000#
    Miscellaneous.......................................   15,000#
     Total.............................................. $180,000#
# Estimated

Item 15. Indemnification of Directors and Officers

     The South Carolina Business Corporation Act of 1988 permits, and the Registrant's By-Laws require, indemnification of the Registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Registrant's By-Laws require indemnification of directors and officers with respect to expenses actually and necessarily incurred by them in connection with the defense or settlement of any action, suit or proceeding in which they are made parties by reason of having been a director or officer, except in relation to matters as to which they shall be adjudged to be liable for willful misconduct in the performance of duty and to such matters as shall be settled by agreement predicated on the existence of such liability. In addition, the Registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The Registrant's Restated Articles of Incorporation provide that no director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director occurring after April 26, 1989, except for (i) any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) certain unlawful distributions or (iv) any transaction from which the director derived an improper personal benefit.

Item 16. Exhibits

     Exhibits required to be filed with this Registration Statement are listed in the following Exhibit Index. Certain of such exhibits which have heretofore been filed with the Securities and Exchange Commission and which are designated by reference to their exhibit numbers in prior filings are hereby incorporated herein by reference and made a part hereof.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, except for the assignment of a security rating pursuant to transaction requirement B-2 of Form S-3, which requirement the registrant reasonably believes will be met at the time of effectiveness, and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on December 6, 1994.

(REGISTRANT)               SCANA Corporation

By:                        s/L. M. Gressette, Jr.
(Name & Title):            L. M. Gressette, Jr., Chairman of
                           the Board, Chief Executive Officer,
                           President and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

  (i) Principal executive officer:



By:                          s/L. M. Gressette, Jr.
(Name & Title):              L. M. Gressette, Jr., Chairman of
                             the Board, Chief Executive Officer,
                             President and Director
Date:                        December 6, 1994

  (ii) Principal financial and accounting officer:



By:                          s/W. B. Timmerman
(Name & Title):              W. B. Timmerman, Executive Vice
                             President, Chief Financial Officer,
                             Controller and Director
Date:                        December 6, 1994

  (iii) Other Directors:


* B. L. Amick; W. B. Bookhart, Jr.; W. T. Cassels, Jr.;
H. M. Chapman; J. B. Edwards; E. T. Freeman; B. A. Hagood;
W. H. Hipp; B. D. Kenyon; F. C. McMaster; Henry Ponder;
J. B. Rhodes; E. C. Wall, Jr.


* Signed on behalf of each of these persons:



  s/W. B. Timmerman
    W. B. Timmerman
  (Attorney-in-Fact)


26